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                                                                     Exhibit 4.1


                                    AGREEMENT

         This AGREEMENT is entered into as of April 30, 1999 (the "Agreement") by and between CC INVESTMENTS, LDC ("CCI") and AMERICAN BIO MEDICA CORPORATION, a New York corporation (the "Company").

                                    RECITALS

         WHEREAS, CCI and the Company are parties to a certain Registration Rights Agreement dated April 24, 1998 (the "Registration Rights Agreement") whereby the Company agreed to register the resale by CCI of shares of the Company's common stock (the "Common Stock") issuable upon conversion of the Company's Series D Preferred Stock (the "Preferred Stock") and upon exercise of certain stock purchase warrants dated April 24, 1998 ("Warrants").

         WHEREAS, pursuant to the Registration Rights Agreement if a registration statement covering the resale by CCI (the "Registration Statement") was not declared effective by July 23, 1998 or once declared effective sales could not made thereunder for any reason (a "Registration Statement Deficiency"), the Company agreed to pay to CCI a late registration penalty in an amount calculated pursuant to section 2 of the Registration Rights Agreement (the "Late Registration Penalty") and CCI reserved the right to pursue actual damages for a Registration Statement Deficiency.

         WHEREAS, the Registration Statement filed by the Company on September 28, 1998 (the "1999 Registration Statement") was not declared effective until March 17, 1999, and once declared effective sales could not be made thereunder through the Effective Date (as defined below), resulting in a Late Registration Penalty and a Registration Statement Deficiency (the "1999 Late Registration Penalty")

         WHEREAS, the parties hereto desire to enter into this Agreement to settle all claims by CCI against the Company relating to the Registration Statement Deficiency, including the 1999 Late Registration Penalty, any actual damages suffered by CCI relating to or arising from the Registration Deficiency and certain other claims under the Stock Purchase Agreement dated April 24, 1998 (the "Stock Purchase Agreement") between the Company and CCI.

                                   AGREEMENTS

         NOW, THEREFORE, in consideration of the foregoing and the mutual agreements of the parties contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

         1. Definitions: Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Rights Agreement and the Stock Purchase Agreement as applicable.



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         2. Late Registration Penalty: On June 1, 1999 the Company shall pay to
CCI $225,000 as follows:

         a. $100,000 by wire transfer of immediately available funds to an account designated by CCI; and

         b. delivery of a one-year promissory note in the principal amount of $125,000 accruing interest at the rate of 14% annually in the form of Exhibit A.

         3. Waiver: CCI agrees to waive its rights and remedies, and to release the Company from all actions, claims, damages, and obligations, and all other liabilities of whatever nature existing as of the Effective Date (as defined below) relating to or arising from (a) the Registration Statement Deficiency pursuant to the Registration Rights Agreement, the Stock Purchase Agreement, the Warrants or the Certificate of Designation of the Preferred Stock (the "Certificate"), including, without limitation, the 1999 Late Registration Penalty and any actual damages suffered by CCI relating to or arising from the Registration Statement Deficiency and (b) the Company's failure to solicit by proxy the Stockholder Approval (as defined in the Certificate) in accordance with Section 4.11 of the Stock Purchase Agreement and Sections V(D) and V(E) of the Certificate so long as the Company solicits by proxy the Stockholder Approval no later than September 30, 1999 or its 1999 annual meeting of shareholders whichever is earlier. This waiver and release shall be effective as of the latest date that the (a) the Form 8-K and the amendments described in
Section 4 below are filed by the Company with the SEC, (b) the Registration Statement is effective and useable by CCI for the resale of the Common Stock and
(c) CCI has received the $100,000 payment and the duly executed promissory note described in Section 2 above (the "Effective Date"). CCI does not waive any rights or remedies arising after the Effective Date including, but not limited to, rights and remedies relating to Registration Statement Deficiencies or Late Registration Penalties arising pursuant to the Registration Rights Agreement, the Stock Purchase Agreement, the Certificate or the Warrants. Notwithstanding the foregoing, CCI agrees that if the filing of the Form 8-K or amendments described in Section 4 below results in (a) the issuance of a stop order by the SEC with respect to the 1999 Registration Statement or (b) the SEC reviewing such amendments, the Form 8-K or the 1999 Registration Statement and such review causes the 1999 Registration Statement to cease being useable by CCI for the resale of the Common Stock, then the Late Registration Penalty shall not begin to accrue until 35 days after the SEC notifies the Company of the stop order so long as the Company is using its best efforts to have the stop order lifted or 35 days after the Company receives comments on any of the amendments, Form 8-K or 1999 Registration Statement to the extent such comments cause the 1999 Registration Statement to not be useable by CCI for the resale of the Common Stock, as applicable. If the Company fails to pay when due (whether at maturity or otherwise) any principal or interest on the promissory note, fails to file with the SEC the Form 8-K and amendments described in Section 4 below on or before the Filing Date (as defined below)or fails to pay the payment required pursuant to Section 2 above in accordance with the terms thereof, this waiver shall be rescinded and the rights and remedies of CCI waived hereunder shall be restored as if this waiver had never been granted.



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         4. 8-K: The Company agrees to file on or before June 4, 1999 (the
"Filing Date") (a) a Form 8-K pursuant to the Securities Exchange Act of 1934, as amended, describing the 1999 Late Registration Penalty, this Agreement and the settlement agreed to herein and to include as an exhibit therein a copy of this Agreement and (b) amendments to all periodic reports previously filed by the Company pursuant to the Securities Exchange Act of 1934, as amended, including, but not limited to, reports on Form 10-K and 10-Q, as necessary to permit CCI to immediately resell the Common Stock pursuant to the 1999 Registration Statement .

         5. Representations of the Company: The Company hereby represents and warrants to CCI as follows as of the date hereof:

         a. Authorization and Enforcement: (i) The Company has the requisite power and authority to enter into and perform its obligations under this Agreement and the Note; (ii) the execution, delivery and performance of this Agreement and the Note by the Company and the consummation by it of the transactions contemplated hereby and thereby have been duly authorized by the Company's Board of Directors and no further consent or authorization of the Company, its Board of Directors or its stockholders is required; and (iii) this Agreement and the Note constitute valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms.

         b. No Conflicts: The execution, delivery and performance of this Agreement and the Note by the Company and the consummation by the Company of the transactions contemplated hereby and thereby will not (i) result in a violation of the Certificate of Incorporation or the bylaws of the Company; or (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights or termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or any of its subsidiaries is a party, or result in a violation of any law, rule, regulation, order, judgment or decree applicable to the Company or any of its subsidiaries or by which any property or assets of the Company or any of its subsidiaries is bound or affected.

         6. Representations of CCI: CCI hereby represents and warrant to the Company as of the date hereof that this Agreement has been duly and validly authorized, executed and delivered by CCI and is a valid and binding agreement of CCI enforceable in accordance with its terms.

         7. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. Notwithstanding the foregoing, the Company may not assign its rights or obligations under this Agreement to any other party without CCI's prior written consent which may be withheld by CCI for any or no reason.

         8. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable


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law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         9. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together shall constitute one and the same Agreement. This Agreement may be executed by facsimile signature and shall be binding when so executed.

         10. Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. The use of the word "including" in this Agreement shall be by way of example rather than by limitation.

         11. Governing Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

         12. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable overnight courier service (charges prepaid) or mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications shall be sent to each party at the address indicated in the Registration Rights Agreement.

         13. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.


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                  IN WITNESS WHEREOF, the parties hereto have executed this
Agreement on May 28, 1999.



AMERICAN BIO MEDICA CORPORATION

By:
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Its:
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CCI INVESTMENTS, LDC

By:  Castle Creek Partners, L.L.C.
Its:   Investment Manager

By:
   -------------------------------------
Its:
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